Exhibit 99.1

ISBA Announces First Quarter 2013 Dividend

Mt. Pleasant, Michigan, March 1, 2013 - Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on February 27, 2013, declared a first quarter cash dividend of $0.21 per share. The dividend will be payable on March 29, 2013 to shareholders of record as of March 26, 2013. This cash dividend represents a 5.00% increase compared to the first quarter dividend of 2012. The closing stock price for ISBA on February 28, 2013 was $23.75.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”